SGS REPORTS RECORD Third Quarter 2008 REVENUE OF $79.3 Million, UP 3.6% VERSUS 2007

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the third quarter of 2008 increased by 3.6% versus the same period in 2007. Sales for the third quarter increased by $2.8 million from $76.5 million in the prior year's quarter to $79.3 million in the third quarter of 2008. The increase in sales from quarter to quarter was due to acquisitions completed in 2008 which accounted for $4.8 million of new revenues in the third quarter of 2008 versus the third quarter of 2007. Revenues from continuing operations were down $2.0 million, or 2.6% in the third quarter of 2008 versus the third quarter of 2007. The revenue decline was primarily the result of a $2.2 million decline in revenues from North American tobacco customers who are consolidating brands and reducing spending while waiting for direction from the US and Canadian governments on changes in labeling laws. Gross margin (exclusive of depreciation) in the third quarter of 2008 was 33.8% compared to 32.6% in the same quarter of 2007.

For the first nine months of 2008, sales increased by $15.0 million or 6.5% versus the same period in 2007. Sales during the first nine months of 2008 were $247.0 million versus $232.0 million in 2007. Acquisitions accounted for $19.6 million of the increase in year-to-year sales. The $19.6 million in acquisition-related revenues was offset by a decline of $4.6 million or 2.0% in revenues from continuing operations. The decline in tobacco revenues previously discussed reduced revenues by $4.3 million during the first nine months of 2008. Net of that decline, revenues from continuing operations in January-September 2008 were down by $0.3 million versus 2007. Gross margin (exclusive of depreciation) in the first nine months of 2008 was 34.1% compared to 33.4% in the same period in 2007.

Net loss for the third quarter decreased by $1.2 million from a $1.5 million loss in 2007 to a $0.3 million loss in 2008. The decline in net loss was primarily due to the favorable fluctuations in foreign exchange and interest rates.

Net income for the first nine months of 2008 was up $0.6 million from one year ago to a breakeven position in 2008 versus a loss of $0.6 million in 2007. Net income for the first nine months of 2007 had been positively impacted by $0.7 million in income from discontinued operations. However, favorable fluctuations in foreign exchange rates more than offset the 2007 income from discontinued operations resulting in the year over year decline in net loss.

EBITDA in the third quarter increased by $1.3 million, from $13.6 million in 2007 to $14.9 million in the current year. EBITDA in Q3 would have been $16.3 million but for the incurrence of $1.4 million in integration and consolidation costs, acquisition-related expenses, and management fees. For the first nine months of the year, EBITDA increased by $4.2 million from $43.4 million during the first nine months of 2007 to $47.6 million during the first nine months of 2008. EBITDA in January-September 2008 would have been $52.1 million but for the incurrence of $4.5 million in integration and consolidation costs, acquisition-related expenses, and management fees. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	Quarter End 09/30/08 (in millions)	Quarter End 09/30/07 (in millions)	Nine Month End 09/30/08 (in millions)	Nine Month End 09/30/07 (in millions)
Revenue	$ 79.3	$ 76.5	$ 247.0	$ 232.0
Net income	(0.3)	(1.5)	-	(0.6)
Subtract:
Income/(Loss) from Discontinued Operations	-	-	-	0.7
Add:
Depreciation and amortization	7.4	6.1	21.1	17.0
Other expense	(0.7)	0.5	(1.0)	0.7
Interest expense	8.8	9.4	27.5	27.6
Income tax provision	(0.3)	(0.9)	-	(0.6)
EBITDA	$ 14.9	$ 13.6	$ 47.6	$ 43.4

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "The employees of Southern Graphic Systems continued to deliver record sales during the first nine months of 2008. Based on contracts recently won, we expect to see more top-line organic revenue growth in the future, along with strong free cash generation."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 9:30 AM EST on November 12, 2008. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 71808897

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.